July 18, 2023

Eva Boratto

Dear Eva,

Congratulations! I am thrilled to present you with this formal offer to join Bath & Body Works Inc. as Chief Financial Officer.

Position Chief Financial Officer

Reporting to Gina Boswell, Chief Executive Officer

Annual Base Salary $850,000

The Company formally reviews associate performance on an annual basis, typically in the spring. Adjustments to compensation may be made based on:
(1) Your performance
(2) Company Performance & Market Conditions

Start Date    Your start date will be on or before August 1, 2023.

Work Model Designation     Your position as Chief Financial Officer at Bath and Body Works Inc. is initially based in Philadelphia, Pennsylvania. It is expected that your role will require weekly business travel to Columbus, Ohio. You agree to relocate to Columbus, Ohio no later than June 30, 2025. You agree that any personal expenses associated with your travel to Columbus (including, without limitation, ground and air transportation, lodging, meals and incidentals), and any potential tax implications, are your financial responsibility (other than expenses associated with relocation assistance in accordance with the provisions of the Company’s relocation policy as described below). To offset a portion of those anticipated expenses, the Company will provide you with an annual cash stipend, payable quarterly in arrears in accordance with the Company’s regular payroll practices, in the amount of $130,000. Your entitlement to the annual stipend will commence on your start date and end on the date of your permanent relocation to Columbus, Ohio as determined by the Company. For the avoidance of doubt, quarterly amounts payable in respect of the annual stipend will be pro-rated for any partial calendar quarters.

Incentive Compensation You will be eligible to participate in the Company’s Incentive Compensation (cash bonus) program, beginning with the fall season 2023, on a pro-rata basis. Your initial annual target level is 120% of your annual base salary.

Participation in the Company’s Incentive Compensation (IC) program does not guarantee or give rise to a legitimate expectation of any entitlement to a payout. All payments under the program are determined by the Human Capital and Compensation Committee of the Company’s Board of Directors and are based on Bath & Body Works Inc.’s profit results and can vary from zero (0) to a maximum of double your target level. In calculating your annual IC payout, the year is divided into two seasons, with 40% of your annual IC, if any, paid for the spring season and 60% of your annual IC, if any, paid for the fall season.

Equity Awards Pursuant to the terms of the Company’s Stock Option and Performance Incentive Plan, as amended from time to time (the “Plan”), upon your hire, you will be granted restricted stock units with a value on the grant date of $2,000,000.

Restricted stock units vest 30% on the first anniversary of the award grant date, 30% on the second anniversary of the award grant date, and 40% on the third anniversary of the award grant date, subject to your continued employment with the Company.

Beginning with the 2024 fiscal year, you will be eligible to participate in the Company's 2020 Stock Option and Performance Incentive Plan, as it may be amended from time to time, or any successor plan (the "Plan"). Your initial annual target equity award opportunity will have a grant date fair value of $2,750,000 (determined in the same manner as applies to the Company's other executives). The terms and conditions of any equity-based awards, including the grant date, types of award(s), exercise price (if any), vesting schedules and applicable performance metrics, will be determined by the Committee in its sole discretion and will be set forth in the applicable award agreements and subject to the terms of the Plan; provided that the terms and conditions of your awards with respect to the types of award(s), allocation among award types, exercise price (if any), vesting schedules, applicable performance metrics and treatment upon termination of employment will be no less favorable to you than annual awards granted to the Company's other executives in the same year (and will not supersede in any adverse manner the treatment of equity awards upon termination of employment as provided under the Executive Severance Agreement, except as may be specifically agreed by you in an applicable award agreement). Your annual equity awards will be granted at the same time as annual equity awards are granted to the Company's other executives. Annual grants after 2024 will be made commensurate with your position and performance.

Sign-on Bonus    You will receive a first installment cash sign-on bonus in the amount of $500,000 paid within 30 days of your start date, subject to signing the enclosed repayment agreement. If you voluntarily resign or if you are terminated for misconduct prior to your first-year anniversary, you agree to reimburse the Company for the amount you received.

Additionally, you will receive a second installment cash sign-on bonus in the amount of $500,000 to be paid within 30 days of the first anniversary of your start date, subject to signing the enclosed repayment agreement. If you voluntarily resign or if you are terminated for misconduct prior to your second-year anniversary, you agree to reimburse the Company for the amount you received.

Relocation Benefits    You agree that you will relocate to Columbus, Ohio no later than June 30, 2025. You will be eligible to receive relocation assistance in accordance with the provisions of the Company’s relocation policy. To receive relocation assistance and benefits, you must agree to the Company’s Relocation Policy, which provides that if you voluntarily resign or you are terminated for Cause prior to the first anniversary of your relocation date, you will reimburse the Company for all costs related to your relocation, and if said resignation or termination occurs after the first anniversary of your relocation date but prior to the second anniversary, you will reimburse the Company for an amount equal to one-half of all costs related to your relocation.

Benefits We offer a comprehensive benefits program that is very competitive within the retail industry. The Benefits Overview highlights the health, welfare, and lifestyle benefits you will receive as Chief Financial Officer at Bath & Body Works Inc.

Severance    In the event your employment is involuntarily terminated without cause, you will receive severance of 24 months base salary (paid as a continued salary), Pro-rata Incentive Compensation for the season in which employment is terminated based on actual Company performance, and a lump sum payment equal to 12 months of COBRA premiums. Equity is handled per the award agreements. Severance benefits are conditioned upon the signing of a general release of claims

This offer is based on your representation that you are under no legal impediment to accepting our offer and performing the anticipated services. This offer is contingent upon a mutually agreed upon start date, successful completion of background checking, and completion of references. It is understood that you agree to an acceptance date of this offer by July 19, 2023. This offer is also subject to your agreeing to enter into the attached Confidentiality, Non-Solicitation, and Intellectual Property Agreement.

This letter does not constitute an employment contract with you. As set forth in our associate handbook, your employment will be at will.

All compensation, benefits, bonuses, equity awards, and other such programs are governed by and subject to the official plan documents, award agreements, and decisions of the Board of Directors of the Company and may be amended, modified, or withdrawn at any time.

Upon acceptance of this offer, please sign this letter along with the supporting agreements and return them via DocuSign.

We want your review of this offer to be hassle-free, so we are here to answer any questions you may have. Please contact Deon Riley (Bath & Body Works Chief Human Resources Officer) at 925-351-3186 or dnriley@bbw.com and she can help clarify any part of your offer. Also, once you accept, we will support you with a comprehensive new hire orientation program, including more specific details about benefits.

With fond anticipation, we look forward to you joining our great team that cares about our customers and believes in giving them a reason to celebrate with fragrance every day.

Sincerely,	I accept this offer by signing on,

/s/ Gina Boswell	/s/ Eva Boratto
Gina Boswell	Eva Boratto
Chief Executive Officer
Bath & Body Works Inc.